Exhibit 99.1 PRESS RELEASE 1004 N. Big Spring, Suite 400 Contact: Cindy Thomason Midland, TX 79701 (432) 684-3727 Manager of Investor Relations http://www.plll.com _____ cindyt@plll.com
PARALLEL PETROLEUM ANNOUNCES ACQUISITION OF ADDITIONAL INTERESTS
IN DIAMOND M PROJECT AND RELATED CONFERENCE CALL AND WEBCAST
MIDLAND, Texas, (BUSINESS WIRE), June 26, 2008 — Parallel Petroleum Corporation (NASDAQ: PLLL) today announced that it exercised its preferential right and purchased the interests owned by Southwestern Energy Company (NYSE: SWN) in Parallel’s operated Diamond M properties in Scurry County, Texas, effective May 1, 2008. The purchase price of approximately $35.5 million was financed with borrowings under the Company’s revolving credit facility. The additional interests acquired represent current daily production of approximately 298 net barrels of oil equivalent (BOE), and proved reserves of approximately 3.5 million BOE, of which 46% is proved developed producing (PDP) reserves. Please refer to the Table 1 below for important information relating to the proved reserves acquired by Parallel in this transaction.
The acquired interests consist of two components, including an 89% working interest in the Base production and reserves and a 22.3% working interest in the production and reserves above the Base. As used in Parallel’s original trade agreement with Southwestern Energy, the “Base” production and reserves generally refers to and means future production and reserves defined by an established base production decline curve as of December 19, 2001. Prior to this acquisition, Parallel did not own an interest in the Base production and reserves but owned a 65.7% working interest in the production and reserves above the Base. This acquisition resulted in an increase in the Company’s current ownership in the Base production and reserves from zero to an approximate 89% working interest (77% net revenue interest), and an increase in the production and reserves above the Base from a 65.7% working interest to an 88% working interest (76% net revenue interest).
Diamond M Property Information
Parallel first became involved in its Diamond M project in December 2001 and took over field operations in early 2003. The project consists of the Lion Diamond M (Canyon Reef) Unit, which produces from intervals between 6,500 and 7,000 feet, and the Diamond M (Glorieta, Clearfork and Wichita Albany or “GCW”) shallow leases, which produce from intervals between 2,600 to 4,000 feet. The Diamond M assets are located on the Pennsylvanian age Horseshoe Atoll of Scurry County, Texas, between the SACROC and Sharon Ridge Canyon Reef units. Based on publicly available data, these two offset units have produced approximately 1.3 billion and 200 million barrels of oil, respectively, and are currently producing more than 23,000 and 1,200 barrels of oil per day, respectively.
Based on comparisons of the production and recovery characteristics between the 5,800-acre Lion Diamond M (Canyon Reef) Unit and the offset SACROC and Sharon Ridge units, Parallel believes recoverable oil reserves remain in its Canyon Reef Unit. To date, Parallel’s redevelopment of the Canyon Reef has included well reactivations, recompletions, a modest amount of infill drilling, and the acquisition of a new 3-D seismic survey. Future activity will include waterflood reimplementation, the continuation of recompletions, reactivations, well deepenings, infill drilling, and ultimately CO2 injection. Infill drilling, waterflood expansion and workover opportunities also exist on the Diamond M “GCW” shallow leases, which lie inside the confines of the Lion Diamond M (Canyon Reef) Unit.
Average daily production for Parallel’s Diamond M project, including the Canyon Reef and shallow leases combined, was approximately 662 gross (503 net) BOE per day during the month of May 2008. On June 24, 2008, the project was producing at a combined daily rate of approximately 845 gross (640 net) BOE per day.
The Company’s 2008 plans for the Canyon Reef project include the drilling and completion of approximately 12 gross (10.6 net) new wells and the workover or deepening of approximately 18 gross (15.8 net) existing wells. The Company has drilled 6 of the 12 wells and has recently completed 4 of the wells, which are now on production at a combined current rate of approximately 290 gross (220 net) BOE per day. The fourth well was placed on production on June 25, 2008.
-more-

Parallel Petroleum Announces Acquisition of
Additional Interests in Diamond M Project
and Related Conference Call and Webcast
June 26, 2008

Proved Reserves Information
The table below shows important information relating to the proved reserves acquired by Parallel in this transaction.
TABLE 1
PARALLEL PETROLEUM CORPORATION
PROVED RESERVES ACQUIRED IN DIAMOND M PROJECT (1)

As of
May 1, 2008
(unaudited)
Total Proved Reserves:
Oil (MMBbl)	3.2
Natural gas (Bcfg)	1.7
Barrels of oil equivalent (MMBOE)	3.5

SEC Reserve Categories:
PDP (MMBOE) (2)	1.6
PDNP (MMBOE) (3)	0.1
PUD (MMBOE) (4)	1.8

Total Proved Reserves (MMBOE)	3.5

(1)	Based on independent reserve studies prepared by Cawley, Gillespie & Associates, Inc., the Company’s independent petroleum engineers.

(2)	PDP is proved developed producing reserves.

(3)	PDNP is proved developed non-producing reserves.

(4)	PUD is proved undeveloped reserves.
Management Comments
Larry Oldham, Parallel’s President and CEO commented, “We believe this acquisition significantly enhances our existing opportunities for continuing and accelerating development in our Diamond M project. This acquisition illustrates the basic tenets of our “acquire and exploit” strategy: a focus on quality assets that are significant in size and opportunity; that are synergistic to existing operations; and that are, or will be, controlled by Parallel.”
In a final comment, Oldham stated, “In December 2007, we sold common stock for net proceeds of approximately $52.5 million. As we announced at the time of the equity offering, we used the net proceeds to repay borrowings under our revolving credit facility and anticipated that the net proceeds would be available under our revolving credit facility as needed in the future to finance our exploitation, development and acquisition activities. We are pleased to announce that this $35.5 million acquisition was easily funded through our revolving credit facility.”
Conference Call and Webcast Information
Parallel’s management will host a conference call to discuss the Diamond M project on Friday, June 27, 2008, at 10:00 a.m. Eastern time (9:00 a.m. Central time). To participate in the call, dial 888-713-4211 or 617-213-4864, Participant Passcode 82491793, at least ten minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, http://www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 12392947.
Participants may pre-register for the call at Parallel’s web site on the Event Details page for the webcast or at https://www.theconferencingservice.com/prereg/key.process?key=PRKURH4XA. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.
-more-

Parallel Petroleum Announces Acquisition of
Additional Interests in Diamond M Project
and Related Conference Call and Webcast
June 26, 2008

The Company
Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the exploitation, development, acquisition and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel is available via the internet at www.plll.com.
This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to:
•	the results of exploratory drilling activity;

•	the Company’s growth strategy;

•	changes in oil and natural gas prices;

•	operating risks, availability of drilling equipment;

•	outstanding indebtedness;

•	weaknesses in our internal controls;

•	the inherent variability in early production tests;

•	uncertainties inherent in estimating production rates;

•	the availability and capacity of natural gas gathering and transportation facilities;

•	the period of time that our oil and natural gas wells have been producing;

•	changes in interest rates;

•	dependence on weather conditions;

•	seasonality;

•	expansion and other activities of competitors;

•	changes in federal or state environmental laws and the administration of such laws; and

•	the general condition of the economy and its effect on the securities market.
While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
###